SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)*

Hortonworks, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

440894103
(CUSIP Number)

December 31, 2015
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 24 Pages

Exhibit Index Contained on Page 23

CUSIP NO. 440894103	13 G	Page 2 of 24

1	NAME OF REPORTING PERSON Benchmark Capital Partners VI, L.P. (“BCP VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

244,676 shares, except that Benchmark Capital Management Co. VI, L.L.C. (“BCMC VI”), the general partner of BCP VI, may be deemed to have sole power to vote these shares, and Alexandre Balkanski (“Balkanski”), Matthew R. Cohler (“Cohler”), Bruce W. Dunlevie (“Dunlevie”), Peter Fenton (“Fenton”), J. William Gurley (“Gurley”), Kevin R. Harvey (“Harvey”), Robert C. Kagle (“Kagle”), Mitchell H. Lasky (“Lasky”) and Steven M. Spurlock (“Spurlock”), the members of BCMC VI, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

244,676 shares, except that BCMC VI, the general partner of BCP VI, may be deemed to have sole power to dispose of these shares, and Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle, Lasky and Spurlock, the members of BCMC VI, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	244,676
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.5%
12	TYPE OF REPORTING PERSON	PN

CUSIP NO. 440894103	13 G	Page 3 of 24

1	NAME OF REPORTING PERSON Benchmark Founders’ Fund VI, L.P. (“BFF VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

15,303 shares, except that BCMC VI, the general partner of BFF VI, may be deemed to have sole power to vote these shares, and Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle, Lasky and Spurlock, the members of BCMC VI, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

15,303 shares, except that BCMC VI, the general partner of BFF VI, may be deemed to have sole power to dispose of these shares, and Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle, Lasky and Spurlock, the members of BCMC VI, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	15,303
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	PN

CUSIP NO. 440894103	13 G	Page 4 of 24

1	NAME OF REPORTING PERSON Benchmark Founders’ Fund VI-B, L.P. (“BFF VI-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

10,042 shares, except that BCMC VI, the general partner of BFF VI-B, may be deemed to have sole power to vote these shares, and Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle, Lasky and Spurlock, the members of BCMC VI, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

10,042 shares, except that BCMC VI, the general partner of BFF VI-B, may be deemed to have sole power to dispose of these shares, and Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle, Lasky and Spurlock, the members of BCMC VI, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	10,042
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.0%
12	TYPE OF REPORTING PERSON	PN

CUSIP NO. 440894103	13 G	Page 5 of 24

1	NAME OF REPORTING PERSON Benchmark Capital Management Co. VI, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

296,397 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B and 26,376 are held in nominee form for the benefit of persons associated with BCMC VI. BCMC VI, the general partner of BCP VI, BFF VI and BFF VI-B, may be deemed to have sole power to vote these shares, and Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle, Lasky and Spurlock, the members of BCMC VI, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

296,397 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B and 26,376 are held in nominee form for the benefit of persons associated with BCMC VI. BCMC VI, the general partner of BCP VI, BFF VI and BFF VI-B, may be deemed to have sole power to dispose of these shares, and Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle, Lasky and Spurlock, the members of BCMC VI, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	296,397
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.6%
12	TYPE OF REPORTING PERSON	OO

CUSIP NO. 440894103	13 G	Page 6 of 24

1	NAME OF REPORTING PERSON Benchmark Capital Partners VII, L.P. (“BCP VII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

5,036,211 shares, except that Benchmark Capital Management Co. VII, L.L.C. (“BCMC VII”), the general partner of BCP VII, may be deemed to have sole power to vote these shares, and Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Spurlock, the members of BCMC VII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

5,036,211 shares, except that BCMC VII, the general partner of BCP VII, may be deemed to have sole power to dispose of these shares, and Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Spurlock, the members of BCMC VII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	5,036,211
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	10.8%
12	TYPE OF REPORTING PERSON	PN

CUSIP NO. 440894103	13 G	Page 7 of 24

1	NAME OF REPORTING PERSON Benchmark Founders’ Fund VII, L.P. (“BFF VII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

559,315 shares, except that BCMC VII, the general partner of BFF VII, may be deemed to have sole power to vote these shares, and Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Spurlock, the members of BCMC VII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

559,315 shares, except that BCMC VII, the general partner of BFF VII, may be deemed to have sole power to dispose of these shares, and Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Spurlock, the members of BCMC VII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	559,315
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.2%
12	TYPE OF REPORTING PERSON	PN

CUSIP NO. 440894103	13 G	Page 8 of 24

1	NAME OF REPORTING PERSON Benchmark Founders’ Fund VII-B, L.P. (“BFF VII-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

741,277 shares, except that BCMC VII, the general partner of BFF VII-B, may be deemed to have sole power to vote these shares, and Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Spurlock, the members of BCMC VII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

741,277 shares, except that BCMC VII, the general partner of BFF VII-B, may be deemed to have sole power to dispose of these shares, and Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Spurlock, the members of BCMC VII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	741,277
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.6%
12	TYPE OF REPORTING PERSON	PN

CUSIP NO. 440894103	13 G	Page 9 of 24

1	NAME OF REPORTING PERSON Benchmark Capital Management Co. VII, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

6,336,803 shares, of which 5,036,211 are directly owned by BCP VII, 559,315 are directly owned by BFF VII and 741,277 are directly owned by BFF VII-B. BCMC VII, the general partner of BCP VII, BFF VII and BFF VII-B, may be deemed to have sole power to vote these shares, and Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Spurlock, the members of BCMC VII, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

6,336,803 shares, of which 5,036,211 are directly owned by BCP VII, 559,315 are directly owned by BFF VII and 741,277 are directly owned by BFF VII-B. BCMC VII, the general partner of BCP VII, BFF VII and BFF VII-B, may be deemed to have sole power to dispose of these shares, and Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Spurlock, the members of BCMC VII, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,336,803
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	13.6%
12	TYPE OF REPORTING PERSON	OO

CUSIP NO. 440894103	13 G	Page 10 of 24

1	NAME OF REPORTING PERSON Alexandre Balkanski
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6

SHARED VOTING POWER

296,397 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and Balkanski, a member of BCMC VI, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
	8

SHARED DISPOSITIVE POWER

296,397 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and Balkanski, a member of BCMC VI, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	296,397
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.6%
12	TYPE OF REPORTING PERSON	IN

CUSIP NO. 440894103	13 G	Page 11 of 24

1	NAME OF REPORTING PERSON Matthew R. Cohler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6

SHARED VOTING POWER

6,633,200 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI, 5,036,211 are directly owned by BCP VII, 559,315 are directly owned by BFF VII and 741,277 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Cohler, a member of BCMC VI and BCMC VII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
	8

SHARED DISPOSITIVE POWER

6,633,200 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI, 5,036,211 are directly owned by BCP VII, 559,315 are directly owned by BFF VII and 741,277 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Cohler, a member of BCMC VI and BCMC VII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,633,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.3%
12	TYPE OF REPORTING PERSON	IN

CUSIP NO. 440894103	13 G	Page 12 of 24

1	NAME OF REPORTING PERSON Bruce W. Dunlevie
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6

SHARED VOTING POWER

6,633,200 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI, 5,036,211 are directly owned by BCP VII, 559,315 are directly owned by BFF VII and 741,277 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Dunlevie, a member of BCMC VI and BCMC VII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
	8

SHARED DISPOSITIVE POWER

6,633,200 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI, 5,036,211 are directly owned by BCP VII, 559,315 are directly owned by BFF VII and 741,277 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Dunlevie, a member of BCMC VI and BCMC VII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,633,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.3%
12	TYPE OF REPORTING PERSON	IN

CUSIP NO. 440894103	13 G	Page 13 of 24

1	NAME OF REPORTING PERSON Peter Fenton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,375 shares
	6

SHARED VOTING POWER

6,633,200 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI, 5,036,211 are directly owned by BCP VII, 559,315 are directly owned by BFF VII and 741,277 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Fenton, a member of BCMC VI and BCMC VII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 9,375 shares
	8

SHARED DISPOSITIVE POWER

6,633,200 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI, 5,036,211 are directly owned by BCP VII, 559,315 are directly owned by BFF VII and 741,277 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Fenton, a member of BCMC VI and BCMC VII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,642,575
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.3%
12	TYPE OF REPORTING PERSON	IN

CUSIP NO. 440894103	13 G	Page 14 of 24

1	NAME OF REPORTING PERSON J. William Gurley
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6

SHARED VOTING POWER

6,633,200 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI, 5,036,211 are directly owned by BCP VII, 559,315 are directly owned by BFF VII and 741,277 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Gurley, a member of BCMC VI and BCMC VII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
	8

SHARED DISPOSITIVE POWER

6,633,200 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI, 5,036,211 are directly owned by BCP VII, 559,315 are directly owned by BFF VII and 741,277 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Gurley, a member of BCMC VI and BCMC VII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,633,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.3%
12	TYPE OF REPORTING PERSON	IN

CUSIP NO. 440894103	13 G	Page 15 of 24

1	NAME OF REPORTING PERSON Kevin R. Harvey
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6

SHARED VOTING POWER

6,633,200 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI, 5,036,211 are directly owned by BCP VII, 559,315 are directly owned by BFF VII and 741,277 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Harvey, a member of BCMC VI and BCMC VII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
	8

SHARED DISPOSITIVE POWER

6,633,200 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI, 5,036,211 are directly owned by BCP VII, 559,315 are directly owned by BFF VII and 741,277 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Harvey, a member of BCMC VI and BCMC VII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,633,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.3%
12	TYPE OF REPORTING PERSON	IN

CUSIP NO. 440894103	13 G	Page 16 of 24

1	NAME OF REPORTING PERSON Robert C. Kagle
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6

SHARED VOTING POWER

296,397 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and Kagle, a member of BCMC VI, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
	8

SHARED DISPOSITIVE POWER

296,397 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and Kagle, a member of BCMC VI, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	296,397
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.6%
12	TYPE OF REPORTING PERSON	IN

CUSIP NO. 440894103	13 G	Page 17 of 24

1	NAME OF REPORTING PERSON Mitchell H. Lasky
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6

SHARED VOTING POWER

6,633,200 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI, 5,036,211 are directly owned by BCP VII, 559,315 are directly owned by BFF VII and 741,277 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Lasky, a member of BCMC VI and BCMC VII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
	8

SHARED DISPOSITIVE POWER

6,633,200 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI, 5,036,211 are directly owned by BCP VII, 559,315 are directly owned by BFF VII and 741,277 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Lasky, a member of BCMC VI and BCMC VII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,633,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.3%
12	TYPE OF REPORTING PERSON	IN

CUSIP NO. 440894103	13 G	Page 18 of 24

1	NAME OF REPORTING PERSON Steven M. Spurlock
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6

SHARED VOTING POWER

6,633,200 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI, 5,036,211 are directly owned by BCP VII, 559,315 are directly owned by BFF VII and 741,277 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Spurlock, a member of BCMC VI and BCMC VII, may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
	8

SHARED DISPOSITIVE POWER

6,633,200 shares, of which 244,676 are directly owned by BCP VI, 15,303 are directly owned by BFF VI, 10,042 are directly owned by BFF VI-B, 26,376 are held in nominee form for the benefit of persons associated with BCMC VI, 5,036,211 are directly owned by BCP VII, 559,315 are directly owned by BFF VII and 741,277 are directly owned by BFF VII-B. BCMC VI is the general partner of BCP VI, BFF VI and BFF VI-B, and BCMC VII is the general partner of BCP VII, BFF VII and BFF VII-B, and Spurlock, a member of BCMC VI and BCMC VII, may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,633,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.3%
12	TYPE OF REPORTING PERSON	IN

CUSIP NO. 440894103	13 G	Page 19 of 24

This Amendment No. 1 amends and restates in its entirety the Schedule 13G previously filed by Benchmark Capital Partners VI, L.P., a Delaware limited partnership (“BCP VI”), Benchmark Founders’ Fund VI, L.P., a Delaware limited partnership (“BFF VI”), Benchmark Founders’ Fund VI-B, L.P., a Delaware limited partnership (“BFF VI-B”), Benchmark Capital Management Co. VI, L.L.C., a Delaware limited liability company (“BCMC VI”), Benchmark Capital Partners VII, L.P., a Delaware limited partnership (“BCP VII”), Benchmark Founders’ Fund VII, L.P., a Delaware limited partnership (“BFF VII”), Benchmark Founders’ Fund VI-B, L.P., a Delaware limited partnership (“BFF VII-B”), Benchmark Capital Management Co. VII, L.L.C., a Delaware limited liability company (“BCMC VII”), and Matthew R. Cohler (“Cohler”), Bruce W. Dunlevie (“Dunlevie”), Peter Fenton (“Fenton”), J. William Gurley (“Gurley”), Kevin R. Harvey (“Harvey”), Mitchell H. Lasky (“Lasky”) and Steven M. Spurlock (“Spurlock”) (together with all prior and current amendments thereto, this “Schedule 13G”).

ITEM 1(A).	NAME OF ISSUER

Hortonworks, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

5470 Great America Parkway
Santa Clara, California 95054

ITEM 2(A).	NAME OF PERSONS FILING

This Statement is filed BCP VI, BFF VI, BFF VI-B, BCMC VI, BCP VII, BFF VII, BFF VII-B, BCMC VII, Alexandre Balkanski (“Balkanski”), Cohler, Dunlevie, Fenton, Gurley, Harvey, Robert C. Kagle (“Kagle”), Lasky and Spurlock. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

BCMC VI, the general partner of BCP VI, BFF VI and BFF VI-B, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP VI, BFF VI and BFF VI-B.

BCMC VII, the general partner of BCP VII, BFF VII and BFF VII-B, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP VII, BFF VII and BFF VII-B.

Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle, Lasky and Spurlock are members of BCMC VI and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BCP VI, BFF VI and BFF VI-B.

Cohler, Dunlevie, Fenton, Gurley, Harvey, Lasky and Spurlock are members of BCMC VII and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BCP VII, BFF VII and BFF VII-B.

ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE

The address for each reporting person is:

Benchmark Capital

2965 Woodside Road

Woodside, California 94062

ITEM 2(C).	CITIZENSHIP

BCP VI, BFF VI, BFF VI-B, BCP VII, BFF VII and BFF VII-B are Delaware limited partnerships. BCMC VI and BCMC VII are Delaware limited liability companies. Balkanski, Cohler, Dunlevie, Fenton, Gurley, Harvey, Kagle, Lasky and Spurlock are United States Citizens.

CUSIP NO. 440894103	13 G	Page 20 of 24

ITEM 2(D) and (E).          TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

Common Stock
CUSIP # 440894103

ITEM 3.	Not Applicable.

ITEM 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2015 (based on 46,537,976 shares of Common Stock of the issuer outstanding as of December 31, 2015 as reported by the issuer to the Reporting Persons).

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Under certain circumstances set forth in the limited partnership agreements of BCP VI, BFF VI and BFF VI-B, and the limited liability company agreement of BCMC VI, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

Under certain circumstances set forth in the limited partnership agreements of BCP VII, BFF VII and BFF VII-B, and the limited liability company agreement of BCMC VII, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

CUSIP NO. 440894103	13 G	Page 21 of 24

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.	CERTIFICATION

Not applicable.

CUSIP NO. 440894103	13 G	Page 22 of 24

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2016

BENCHMARK CAPITAL PARTNERS VI, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND VI, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND VI-B, L.P., a Delaware Limited Partnership

BENCHMARK CAPITAL MANAGEMENT CO. VI, L.L.C., a Delaware Limited Liability Company

By:	/s/ Steven M. Spurlock
Steven M. Spurlock
Managing Member

BENCHMARK CAPITAL PARTNERS VII, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND VII, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND VII-B, L.P., a Delaware Limited Partnership

BENCHMARK CAPITAL MANAGEMENT CO. VII, L.L.C., a Delaware Limited Liability Company

By:	/s/ Steven M. Spurlock
Steven M. Spurlock
Managing Member

ALEXANDRE BALKANSKI
MATTHEW R. COHLER
BRUCE W. DUNLEVIE
PETER FENTON
J. WILLIAM GURLEY
KEVIN R. HARVEY
ROBERT C. KAGLE
MITCHELL H. LASKY
STEVEN M. SPURLOCK

By:	/s/ Steven M. Spurlock
Steven M. Spurlock
Attorney-in-Fact

CUSIP NO. 440894103	13 G	Page 23 of 24

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	24

CUSIP NO. 440894103	13 G	Page 24 of 24

exhibit A

Agreement of Joint Filing

The Reporting Persons agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Hortonworks, Inc. shall be filed on behalf of each Reporting Person. Note that copies of the applicable Agreement of Joint Filings are already on file with the appropriate agencies.